       OMNIBUS FEE AGREEMENT


     THIS AGREEMENT is made as of this 1st day of October, 1997, by and among THE HIRTLE CALLAGHAN TRUST (the "Company"), a Delaware business trust, BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES ("BISYS LP"), an Ohio limited partnership, and BISYS FUND SERVICES, INC. ("BISYS"), a Delaware corporation.

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of several series of shares of beneficial interest ("Shares");

     WHEREAS, the Company and BISYS LP have entered into an Administration Agreement, dated October 1, 1996, as amended on October 1, 1997, concerning the provision of management and administrative services for the investment portfolios of the Company (individually referred to herein as a "Fund" and collectively as the "Funds");

     WHEREAS, the Company and BISYS have entered into a Fund Accounting Agreement and a Transfer Agency Agreement, each of which is dated October 1, 1996, as amended on October 1, 1997, concerning the provision of fund accounting and transfer agency services, respectively, for the Funds; and

     WHEREAS, the parties desire to set forth the compensation payable by the Company under the foregoing agreements in a separate written document.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. The Administration Agreement, Fund Accounting Agreement, and Transfer Agency Agreement referred to herein shall be referred to collectively as the "Service Agreements."

     2. The Company shall pay to BISYS LP all of the compensation set forth herein on the dates set forth herein.

     3. The amount of the compensation due and payable to BISYS LP shall be the aggregate fee amount due and payable for Administration, Fund Accounting and Transfer Agency services set forth in Schedule A hereto during the term of the Service Agreements.
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     4.     This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                   THE HIRTLE CALLAGHAN TRUST
								   By: /s/


                                   BISYS FUND SERVICES LIMITED PARTNERSHIP

                                   By:  /s/
								   BISYS FUND SERVICES, INC., General
								   Partner


                                   BISYS FUND SERVICES, INC.
								   By:	/s/



SCHEDULE A

FEE SCHEDULE FOR ADMINISTRATION, FUND ACCOUNTING AND TRANSFER AGENCY
SERVICES


     The Company will pay to BISYS LP on the first business day of each month in arrears, or at such time(s) as BISYS LP shall request and the parties hereto shall agree, a fee computed daily at the annual rate set forth below:

Ten one-hundredths of one percent (.10%) of the Company's average daily net assets attributable to equity Funds.

     Eight one-hundreths of one percent (.08%) of the Company's average daily net assets atrributable to fixed income Funds.

     The fee payable by the Company hereunder shall be allocated to each Fund based upon its pro rata share of the total fee payable hereunder.
Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in the Service Agreements.